Permian Resources Announces Third Quarter 2022 Results
MIDLAND, Nov. 8, 2022 (GLOBE NEWSWIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced third quarter 2022 financial and operational results. On September 1, 2022, Permian Resources completed the successful combination of Centennial Resource Development, Inc. (“Centennial”) and Colgate Energy Partners III, LLC (“Colgate”).
Third quarter 2022 information discussed within this release represents legacy Centennial results for the months of July and August and combined Centennial and Colgate results for the month of September, unless otherwise specified.
Recent Financial and Operational Highlights
•Closed transformational merger of equals, creating largest Delaware Basin pure-play E&P
•Reported strong net cash provided by operating activities of $388 million and adjusted free cash flow1 of $159 million
•Announced robust return of capital program, returning at least 50% of free cash flow after base dividend
•Announced inaugural quarterly base dividend of $0.05 per share
•Executing on ~$65 million annual synergy target through operational best practices and enhanced scale
•Maintained strong balance sheet and low leverage profile
Management Commentary
“Our solid quarterly results demonstrate our strength as a newly combined company. With the merger complete and integration progressing smoothly, the team has accelerated the implementation of operational best practices to deliver on our synergy targets,” said Will Hickey, Co-CEO of Permian Resources. “During the quarter, our operations team produced strong well results while also prioritizing cost control. As a result, we remain on-track to achieve our fourth quarter 2022 and full year 2023 targets.”
“Having recently closed the merger in September, the combined team has been hard at work, immersing itself in the new business to position Permian Resources for maximum value creation,” said James Walter, Co-CEO of the Company. “We now have significant momentum underpinned by our robust free cash flow outlook, enhanced operating scale and improved cost structure and are excited to begin returning a significant amount of capital to our shareholders.”
Third Quarter Results
As a reminder, third quarter 2022 information discussed within this release represents legacy Centennial results for the months of July and August and combined Centennial and Colgate results for the month of September, unless otherwise specified.
For the quarter, Permian Resources generated net cash provided by operating activities of $388.3 million and adjusted free cash flow1 of $159.3 million. The Company also reported net income attributable to Class A Common Stock during the third quarter of $224.4 million, or $0.70 per diluted share, compared to $37.1 million, or $0.12 per diluted share, in the prior year period.

Average daily crude oil production for the third quarter was 48,499 barrels of oil per day (“Bbls/d”) compared to 33,529 Bbls/d in the prior year period. Total equivalent production during the quarter averaged 92,003 barrels of oil equivalent per day (“Boe/d”) compared to 65,121 Boe/d in the prior year period.
Post-completion of the merger, Permian Resources maintains a strong financial position and low leverage profile. During the quarter, the Company closed an amended five-year revolving credit facility with elected commitments of $1.5 billion, which is supported by a $2.5 billion borrowing base. At September 30, 2022, the Company had approximately $45.5 million in cash on hand and $550.0 million of borrowings outstanding under its revolving credit facility.
Operational Results
Permian Resources has continued to optimize its Delaware Basin acreage position with large-scale, co-development well packages to ensure the most efficient development of its asset base. During the quarter, the pro forma Company operated an eight-rig drilling program to spud and complete 36 and 38 wells, respectively. Total capital expenditures (“capex”) incurred for the quarter were $198.9 million.
“Our field personnel have done an excellent job navigating the challenging oilfield service environment, and we have experienced no material operational delays due to logistical or supply chain constraints,” said Hickey. “Going forward, we will continue to focus on driving further efficiencies, extending lateral lengths and developing larger well packages to help partially offset future oilfield service cost inflation.”
Shareholder Returns
Permian Resources announced today that its Board of Directors declared a quarterly cash dividend of $0.05 per share of Class A common stock, or $0.20 per share on an annualized basis. The dividend is payable on November 29, 2022 to shareholders of record as of November 21, 2022. The Company’s base dividend represents an annualized yield of 1.8%, as of November 7, 2022.
In addition to its base dividend, Permian Resources previously announced its variable return framework in conjunction with the merger closing. The Company’s variable return program is structured to distribute at least 50% of free cash flow after the base dividend through a variable dividend, share repurchases or a combination of both.
“Having emphasized our commitment to shareholder returns, we’re pleased to announce our inaugural dividend just two months after closing the merger,” said Walter. “Our base dividend and variable return program are supported by our strong balance sheet and high-quality asset base, with an inventory life that can sustain these returns for years to come.”
Operational Synergies Update
Through the implementation of best practices, the Company has witnessed an immediate improvement in drilling cycle times on its New Mexico acreage. The Company recently achieved spud-to-TD in the Second and Third Bone Spring Sands intervals in Eddy County in eight and twelve days, respectively, representing a material reduction to previous results. The Company is also focused on high-grading its drilling fleet and the application of future design modifications, which are expected to drive additional operational efficiencies.
The Company has expanded its water recycling program to legacy Colgate acreage in Texas, advancing sustainability initiatives and delivering capex and LOE savings. Lastly, both legacy companies extended their existing electrical substation grids to offset assets, in an effort to utilize the lowest cost electricity supply for the Company going forward.

“We’re already starting to realize the benefits of our enhanced size and scale, having recently optimized pricing across both our completion and production operations to further reduce costs,” said Hickey. “Additionally, our drilling team has performed exceptionally well, nearly achieving two Company records directly out of the gate on our Parkway asset in Eddy County.”
Natural Gas Marketing Update
In September, Permian Resources entered into a revised contract with one of its primary midstream providers to sell a significant amount of its residue natural gas at Houston Ship Channel pricing, thereby reducing exposure to regional prices and providing additional flow assurance. For the entirety of its natural gas production, the Company is confident in its ability to transport gas out of the Permian Basin as a result of its access to firm transportation via contractual arrangements with its large integrated midstream providers.
The Company has further mitigated its exposure to Waha pricing through the use of basis hedges. For 2023, Permian Resources has Waha basis differential swaps in place for 67,500 MMBtu/d of natural gas at a weighted average price of ($1.25) per MMBtu.
“We have been proactive in our natural gas marketing and hedging efforts and, as a result, expect a significant portion of our natural gas to receive Gulf Coast prices next year,” said Walter. “Specifically, we estimate that approximately one third of our natural gas production in 2023 will be exposed to Waha pricing, with the remainder being exposed to Houston Ship Channel pricing and protected by basis hedges.”
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which is expected to be filed with the SEC on November 9, 2022.
Conference Call and Webcast
Permian Resources will host an investor conference call on Wednesday, November 9, 2022 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss third quarter operating and financial results. Interested parties may join the webcast by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (833) 634-2524, or (412) 902-4178 for international calls, and referencing “Permian Resources” at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (877) 344-7529 (Access Code: 5341497) for a seven-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are located in the core of the Delaware Basin. For more information, please visit www.permianres.com.

Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•the effects of excess supply of oil and natural gas resulting from reduced demand caused by the COVID-19 pandemic and the actions taken in response by certain oil and natural gas producing countries;
•political and economic conditions in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our ability to realize the anticipated benefits and synergies from the recently-closed merger and effectively integrate the assets of Centennial and Colgate;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties or businesses;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•costs of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, risks relating to the merger, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Free Cash Flow is a non-GAAP financial measure. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Contact:
Hays Mabry
Sr. Director, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation

Permian Resources Corporation
Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenues (in thousands):
Oil sales	$397,187	$201,447	$1,009,545	$512,278
Natural gas sales	93,455	43,800	200,503	106,266
NGL sales	59,136	43,258	159,661	94,929
Oil and gas sales	$549,778	$288,505	$1,369,709	$713,473

Average sales prices:
Oil (per Bbl)	$89.02	$65.31	$93.93	$60.05
Effect of derivative settlements on average price (per Bbl)	(2.71)	(8.37)	(9.91)	(10.12)
Oil net of hedging (per Bbl)	$86.31	$56.94	$84.02	$49.93

Average NYMEX price for oil (per Bbl)	$91.56	$70.56	$98.10	$64.82
Oil differential from NYMEX	(2.54)	(5.25)	(4.17)	(4.77)

Natural gas (per Mcf)	$6.57	$3.99	$5.72	$3.44
Effect of derivative settlements on average price (per Mcf)	(1.41)	(0.27)	(1.20)	(0.09)
Natural gas net of hedging (per Mcf)	$5.16	$3.72	$4.52	$3.35

Average NYMEX price for natural gas (per Mcf)	$7.96	$4.28	$6.65	$3.53
Natural gas differential from NYMEX	(1.39)	(0.29)	(0.93)	(0.09)

NGL (per Bbl)	$36.21	$40.16	$42.20	$33.98

Net production:
Oil (MBbls)	4,462	3,085	10,748	8,531
Natural gas (MMcf)	14,216	10,977	35,082	30,933
NGL (MBbls)	1,633	1,077	3,784	2,794
Total (MBoe)(1)	8,464	5,991	20,378	16,479

Average daily net production:
Oil (Bbls/d)	48,499	33,529	39,369	31,246
Natural gas (Mcf/d)	154,520	119,311	128,504	113,305
NGL (Bbls/d)	17,751	11,707	13,859	10,233
Total (Boe/d)(1)	92,003	65,121	74,646	60,363

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating costs (in thousands):
Lease operating expenses	$40,944	$28,685	$98,578	$77,522
Severance and ad valorem taxes	41,745	17,800	101,491	46,167
Gathering, processing and transportation expenses	30,022	24,164	77,669	64,283
Operating cost metrics:
Lease operating expenses (per Boe)	$4.84	$4.79	$4.84	$4.70
Severance and ad valorem taxes (% of revenue)	7.6%	6.2%	7.4%	6.5%
Gathering, processing and transportation expenses (per Boe)	$3.55	$4.03	$3.81	$3.90

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating revenues
Oil and gas sales	$549,778	$288,505	$1,369,709	$713,473
Operating expenses
Lease operating expenses	40,944	28,685	98,578	77,522
Severance and ad valorem taxes	41,745	17,800	101,491	46,167
Gathering, processing and transportation expenses	30,022	24,164	77,669	64,283
Depreciation, depletion and amortization	109,500	76,047	262,626	213,259
General and administrative expenses	43,387	35,748	83,937	89,811
Merger and integration expense	59,270	—	64,955	—
Impairment and abandonment expense	498	7,712	3,631	26,111
Exploration and other expenses	2,352	1,839	6,613	4,698
Total operating expenses	327,718	191,995	699,500	521,851
Net gain (loss) on sale of long-lived assets	(3)	(290)	(1,327)	(254)
Proceeds from terminated sale of assets	—	—	—	5,983
Income (loss) from operations	222,057	96,220	668,882	197,351

Other income (expense)
Interest expense	(28,807)	(14,690)	(56,287)	(47,357)
Gain (loss) on extinguishment of debt	—	—	—	(22,156)
Net gain (loss) on derivative instruments	181,308	(44,527)	17,651	(150,685)
Other income (expense)	115	121	318	271
Total other income (expense)	152,616	(59,096)	(38,318)	(219,927)

Income (loss) before income taxes	374,673	37,124	630,564	(22,576)
Income tax (expense) benefit	(31,169)	—	(79,432)	—
Net income (loss)	343,504	37,124	551,132	(22,576)
Less: Net (income) loss attributable to noncontrolling interest	(119,145)	—	(119,145)	—
Net income (loss) attributable to Class A Common Stock	$224,359	$37,124	$431,987	$(22,576)

Income (loss) per share of Class A Common Stock:
Basic	$0.78	$0.13	$1.51	$(0.08)
Diluted	$0.70	$0.12	$1.36	$(0.08)

Weighted average Class A Common Stock outstanding:
Basic	286,245	281,162	285,368	279,781
Diluted	321,986	316,209	320,595	279,781

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$45,514	$9,380
Accounts receivable, net	238,090	71,295
Derivative instruments	146,476	—
Prepaid and other current assets	15,684	5,860
Total current assets	445,764	86,535
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,649,413	1,040,386
Proved properties	8,554,383	4,623,726
Accumulated depreciation, depletion and amortization	(2,238,906)	(1,989,489)
Total oil and natural gas properties, net	7,964,890	3,674,623
Other property and equipment, net	14,837	11,197
Total property and equipment, net	7,979,727	3,685,820
Noncurrent assets
Operating lease right-of-use assets	72,244	16,385
Other noncurrent assets	111,897	15,854
TOTAL ASSETS	$8,609,632	$3,804,594
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$560,583	$130,256
Operating lease liabilities	30,140	1,413
Derivative instruments	12,118	35,150
Other current liabilities	12,925	1,080
Total current liabilities	615,766	167,899
Noncurrent liabilities
Long-term debt, net	2,303,670	825,565
Asset retirement obligations	40,142	17,240
Deferred income taxes	80,696	2,589
Operating lease liabilities	48,475	16,002
Other noncurrent liabilities	357	24,579
Total liabilities	3,089,106	1,053,874
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 298,196,091 shares issued and 288,482,677 shares outstanding at September 30, 2022 and 294,260,623 shares issued and 284,696,972 shares outstanding at December 31, 2021	30	29
Class C (Convertible): 269,300,000 shares issued and outstanding at September 30, 2022 and no shares issued or outstanding at December 31, 2021	27	—
Additional paid-in capital	2,654,774	3,013,017
Retained earnings (accumulated deficit)	169,661	(262,326)
Total shareholders' equity	2,824,492	2,750,720
Noncontrolling interest	2,696,034	—
Total equity	5,520,526	2,750,720
TOTAL LIABILITIES AND EQUITY	$8,609,632	$3,804,594

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$551,132	$(22,576)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	262,626	213,259
Stock-based compensation expense - equity awards	60,971	32,299
Stock-based compensation expense - liability awards	(24,174)	19,950
Impairment and abandonment expense	3,631	26,111
Deferred tax expense (benefit)	78,832	—
Net (gain) loss on sale of long-lived assets	1,327	254
Non-cash portion of derivative (gain) loss	(166,372)	61,490
Amortization of debt issuance costs and debt discount	12,555	3,935
(Gain) loss on extinguishment of debt	—	22,156
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(6,753)	(42,998)
(Increase) decrease in prepaid and other assets	(38)	1,803
Increase (decrease) in accounts payable and other liabilities	69,639	17,449
Net cash provided by operating activities	843,376	333,132
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(4,866)	(4,285)
Drilling and development capital expenditures	(397,892)	(215,358)
Cash paid for business acquired in the Merger, net of cash acquired	(496,671)	—
Purchases of other property and equipment	(3,199)	(686)
Proceeds from sales of oil and natural gas properties	6,190	4,011
Net cash used in investing activities	(896,438)	(216,318)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	970,000	450,000
Repayment of borrowings under revolving credit facility	(445,000)	(575,000)
Repayment of credit facility acquired in the Merger	(400,000)	—
Proceeds from issuance of senior notes	—	170,000
Debt issuance costs	(19,611)	(6,421)
Premiums paid on capped call transactions	—	(14,688)
Redemption of senior secured notes	—	(127,073)
Proceeds from exercise of stock options	46	15
Class A Common Stock repurchased from employees for taxes due upon share vestings	(16,241)	(14,459)
Net cash provided by (used in) financing activities	89,194	(117,626)
Net increase (decrease) in cash, cash equivalents and restricted cash	36,132	(812)
Cash, cash equivalents and restricted cash, beginning of period	9,935	8,339
Cash, cash equivalents and restricted cash, end of period	$46,067	$7,527

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Nine Months Ended September 30,
	2022	2021
Cash and cash equivalents	$45,514	$4,985
Restricted cash	553	2,542
Total cash, cash equivalents and restricted cash	$46,067	$7,527

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income/loss attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$224,359	$191,826	$15,802	$160,751	$37,124
Net income (loss) attributable to noncontrolling interest	119,145	—	—	—	—
Interest expense	28,807	14,326	13,154	13,931	14,690
Income tax expense	31,169	41,487	6,776	569	—
Depreciation, depletion and amortization	109,500	82,117	71,009	75,863	76,047
Impairment and abandonment expense	498	506	2,627	6,400	7,712
Non-cash derivative (gain) loss	(213,503)	(39,514)	86,645	(44,790)	15,731
Stock-based compensation expense(1)	18,896	(2,487)	18,834	5,594	17,421
Exploration and other expenses	2,352	1,954	2,307	3,185	1,839
Merger and integration expense	59,270	5,685	—	—	—
(Gain) loss on sale of long-lived assets	3	1,406	(82)	(34,422)	290
Adjusted EBITDAX	$380,496	$297,306	$217,072	$187,081	$170,854

(1)    Includes stock-based compensation for equity awards and also for cash-based liability awards that have not yet been settled in cash, both of which relate to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow and adjusted free cash flow are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow as net cash provided by operating activities before changes in working capital, less incurred capital expenditures and adjusted free cash flow as free cash flow before non-recurring merger and integration expense.
Our management believes free cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its exploration and development activities and to service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Free cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands)	2022	2021
Net cash provided by operating activities	$388,277	$153,507
Changes in working capital:
Accounts receivable	(55,998)	9,515
Prepaid and other assets	(6,163)	(1,812)
Accounts payable and other liabilities	(27,148)	(5,148)
Operating cash flow before working capital changes	298,968	156,062
Less: total capital expenditures incurred	(198,900)	(78,900)
Free cash flow	100,068	77,162
Merger and integration expense	59,270	—
Adjusted free cash flow	$159,338	$77,162

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of October 31, 2022. There were no additional contracts entered into through the date of this filing:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	October 2022 - December 2022	2,530,000	27,500	$89.17
	January 2023 - March 2023	1,575,000	17,500	90.58
	April 2023 - June 2023	1,592,500	17,500	87.64
	July 2023 - September 2023	1,472,000	16,000	86.36
	October 2023 - December 2023	1,472,000	16,000	84.11
	January 2024 - March 2024	1,092,000	12,000	78.46
	April 2024 - June 2024	1,092,000	12,000	77.30
	July 2024 - September 2024	1,104,000	12,000	76.21
	October 2024 - December 2024	1,104,000	12,000	75.27

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	October 2022 - December 2022	644,000	7,000	$80.00 - $104.17
	January 2023 - March 2023	810,000	9,000	75.56 - 91.15
	April 2023 - June 2023	819,000	9,000	75.56 - 91.15
	July 2023 - September 2023	644,000	7,000	76.43 - 92.70
	October 2023 - December 2023	644,000	7,000	76.43 - 92.70

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(3)
Crude oil basis differential swaps	October 2022 - December 2022	1,848,886	20,097	$0.62
	January 2023 - March 2023	729,999	8,111	0.55
	April 2023 - June 2023	739,499	8,126	0.55
	July 2023 - September 2023	749,000	8,141	0.52
	October 2023 - December 2023	749,002	8,141	0.52
	January 2024 - March 2024	637,000	7,000	0.43
	April 2024 - June 2024	637,000	7,000	0.43
	July 2024 - September 2024	644,000	7,000	0.43
	October 2024 - December 2024	644,000	7,000	0.43

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(4)
Crude oil roll differential swaps	October 2022 - December 2022	2,760,000	30,000	$1.85
	January 2023 - March 2023	1,350,000	15,000	1.34
	April 2023 - June 2023	1,365,000	15,000	1.25
	July 2023 - September 2023	1,380,000	15,000	1.23
	October 2023 - December 2023	1,380,000	15,000	1.22
	January 2024 - March 2024	637,000	7,000	0.75
	April 2024 - June 2024	637,000	7,000	0.74
	July 2024 - September 2024	644,000	7,000	0.73
	October 2024 - December 2024	644,000	7,000	0.72

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.

(2)    These crude oil collars are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.
(4)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	October 2022 - December 2022	3,432,715	37,312	$5.86
	January 2023 - March 2023	1,670,157	18,557	7.64
	April 2023 - June 2023	1,572,752	17,283	4.70
	July 2023 - September 2023	1,486,925	16,162	4.70
	October 2023 - December 2023	1,413,628	15,366	4.90
	January 2024 - March 2024	464,919	5,109	5.01
	April 2024 - June 2024	446,321	4,905	3.93
	July 2024 - September 2024	429,388	4,667	4.01
	October 2024 - December 2024	413,899	4,499	4.32

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	October 2022 - December 2022	6,900,000	75,000	$(0.72)
	January 2023 - March 2023	6,075,000	67,500	(1.10)
	April 2023 - June 2023	6,142,500	67,500	(1.30)
	July 2023 - September 2023	6,210,000	67,500	(1.30)
	October 2023 - December 2023	6,210,000	67,500	(1.30)
	January 2024 - March 2024	1,820,000	20,000	(0.59)
	April 2024 - June 2024	1,820,000	20,000	(0.67)
	July 2024 - September 2024	1,840,000	20,000	(0.66)
	October 2024 - December 2024	1,840,000	20,000	(0.64)

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(3)
Natural gas collars	October 2022 - December 2022	5,617,285	61,057	$5.64 - $9.11
	January 2023 - March 2023	7,104,843	78,943	4.67 - 10.33
	April 2023 - June 2023	6,389,748	70,217	3.64 - 7.62
	July 2023 - September 2023	6,563,075	71,338	3.64 - 7.52
	October 2023 - December 2023	6,636,372	72,134	3.66 - 8.22
	January 2024 - March 2024	3,175,081	34,891	3.36 - 9.44
	April 2024 - June 2024	1,373,679	15,095	3.00 - 6.45
	July 2024 - September 2024	1,410,612	15,333	3.00 - 6.52
	October 2024 - December 2024	1,426,101	15,501	3.25 - 7.30

(1) These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2) These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.
(3)    These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.